Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 T: (858) 677-1400 F: (858) 677-1401 www.dlapiper.com

March 3, 2026

Quantum-Si Incorporated

29 Business Park Drive

Branford, CT 06405

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Quantum-Si Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 8,654,750 additional shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States.

Based on such examination, we are of the opinion that the Shares which may be issued under the 2021 Plan are duly authorized shares of the Company’s Class A Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the 2021 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)